Hudson Pacific Properties, Inc. Announces Third Quarter 2011 Financial Results

Los Angeles, CA, November 7, 2011 - Hudson Pacific Properties, Inc. (the “Company”) (NYSE: HPP) today announced financial results for the third quarter ended September 30, 2011.

Financial Results

Funds From Operations (FFO) (excluding acquisition-related expenses) for the three months ended September 30, 2011 totaled $9.0 million, or $0.25 per diluted share, compared to FFO (excluding acquisition-related expenses) of $4.4 million, or $0.18 per share, a year ago. The expenses associated with the acquisition of operating properties during the third quarter of 2011 were $0.8 million, or $0.02 per diluted share, compared to $0.3 million, or $0.01 per share, a year ago. FFO including the acquisition-related expenses totaled $8.2 million, or $0.23 per diluted share, for the three months ended September 30, 2011, compared to $4.1 million, or $0.17 per share, a year ago.

The Company reported a net loss attributable to common shareholders of $2.7 million, or $(0.08) per diluted share, for the three months ended September 30, 2011, compared to net loss attributable to common shareholders of $0.2 million, or $(0.01) per diluted share, for the three months ended September 30, 2010.

“Our strategy of anchoring a portfolio with stabilized assets favored by traditional office tenancy and complementary value-add opportunities in the most dynamic submarkets continues to bear fruit. We completed new and renewal leases totaling 112,673 square feet to improve our office portfolio occupancy, excluding third quarter acquisitions, to 91.3%,” said Mr. Victor J. Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties, Inc. “We also completed the acquisition of three office property assets totaling 232,000 square feet and executed a purchase contract to acquire the 205,000-square-foot 6922 Hollywood Boulevard property, all assets located in our target markets and benefiting from strong media, entertainment and technology tenancy.”

Third Quarter Highlights

•	FFO (excluding acquisition-related expenses) of $9.0 million, or $0.25 per diluted share, up from $4.4 million, or $0.18 per share, a year ago;

•	Completed new and renewal leases totaling 112,673 square feet, including a new 29,898 square foot, 20-year lease to Equinox at First Financial in Encino, commencing June 1, 2012;

•	Improved office portfolio occupancy, excluding third quarter acquisitions, to 91.3% leased at September 30, 2011, up from 90.8% leased at June 30, 2011;

•	Improved trailing 12-month occupancy for the media and entertainment portfolio to 73.1%, compared to 69.0% for the trailing 12-month period ended September 30, 2010;

•	Acquired three office property assets totaling 232,000 square feet;

•	Executed purchase contract to acquire 6922 Hollywood Boulevard in Hollywood;

•	Declared and paid quarterly dividend of $0.125 per common share; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended September 30, 2011

Total revenue during the quarter increased 110.9% to $36.9 million from $17.5 million for the same quarter a year ago. The increase in total revenue was primarily attributable to a $12.4 million increase in rental revenue to $24.1 million, a $6.5 million increase in tenant recoveries to $7.8 million and a $0.4 million increase in other property-related revenue to $4.6 million. The increase in rental revenue and tenant recoveries from a year ago was largely the result of rental revenue from office properties acquired during the third and fourth quarters of 2010 and third quarter of 2011. The increase in other property-related revenue from the same quarter a year ago was the result of improved production activity at the Company’s media and entertainment properties.

Total operating expenses increased 111.8% to $32.8 million from $15.5 million for the same quarter a year ago. The increase in total operating expenses was primarily the result of a $10.0 million increase in office operating expenses to $12.8 million, a $6.7 million increase in depreciation and amortization to $11.0 million and a $0.5 million increase in general and administrative expenses. The increase in office operating expenses and depreciation and amortization was primarily related to office properties acquired during the third and fourth quarters of 2010 and third quarter of 2011.

As a result, income from operations increased 103.6% to $4.1 million for the third quarter of 2011, compared to income from operations of $2.0 million for the same quarter a year ago.

Interest expense during the third quarter increased 128.3% to $4.1 million, compared to interest expense of $1.8 million for the same quarter a year ago. At September 30, 2011, the Company had $298.7 million of notes payable related to some of its properties, compared to $94.1 million of notes payable a year ago and $275.0 million of notes payable at June 30, 2011.

Segment Operating Results For The Three Months Ended September 30, 2011

Office Properties

Total revenue at the Company’s office properties increased 250.9% to $26.7 million in the third quarter of 2011 from $7.6 million in the third quarter of 2010. The increase was primarily the result of a $12.4 million increase in rental revenue to $19.0 million and a $6.4 million increase in tenant recoveries to $7.4 million, which were largely attributable to contributions from office properties acquired during the third and fourth quarters of 2010 and third quarter of 2011.

Office property operating expenses increased 353.0% to $12.8 million in the third quarter of 2011 from $2.8 million for the same quarter a year ago. The increase was primarily the result of office properties acquired during the third and fourth quarters of 2010 and third quarter of 2011.

At September 30, 2011, the Company’s office portfolio was 90.4% leased, up from 86.3% leased a year ago. During the quarter, the Company executed 13 new and renewal leases totaling 112,673 square feet. Leasing activity included the completion of a new 29,898 square foot, 20-year lease to Equinox, a high-end fitness chain, at our First Financial Plaza property in Encino. The lease will commence in the later half of 2012, upon completion of the build-out.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties increased 3.0% to $10.2 million in the third quarter of 2011 from $9.9 million in the third quarter of 2010. The increase was primarily the result of a $0.4 million increase in other property-related revenue to $4.6 million in the third quarter of 2011, compared to $4.2 million in the same period a year ago, resulting from higher production activity.

Total media and entertainment expenses increased 2.8% to $6.1 million in the third quarter of 2011, compared to $6.0 million in the same period a year ago, primarily as a result of higher operating expenses associated with higher production activity.

As of September 30, 2011, the trailing 12-month occupancy for the Company’s media and entertainment portfolio increased to 73.1% from 69.0% for the trailing 12-month period ended September 30, 2010. Trailing 12-month occupancy for the media and entertainment portfolio as of the most recently completed quarter was substantially in-line with the trailing 12-month occupancy of 73.8% for the period ended June 30, 2011.

Combined Operating Results For The Nine Months Ended September 30, 2011

For the first nine months of 2011, total revenue was $105.1 million, an increase of 165.8% from $39.6 million in the same period the prior year. Total operating expenses were $91.7 million, compared to $33.2 million in the same period a year ago. As a result, income from operations was $13.4 million, compared to income from operations of $6.3 million during the first nine months of 2010. The Company had acquisition-related expense during the first nine months of 2011 of $0.8 million, compared to $2.7 million for the same period a year ago. Interest expense during the first nine months of 2011 increased 113.8% to $13.2 million from $6.2 million in the same period of 2010.

Balance Sheet

At September 30, 2011, the Company had total assets of $1.1 billion, including cash and cash equivalents of $20.7 million. In addition, at September 30, 2011, the Company had total capacity of approximately $141.2 million on its $200.0 million secured credit facility, of which $33.0 million had been drawn.

Acquisitions

On July 26, 2011, the Company completed the acquisition of 604 Arizona in Santa Monica, for a total gross purchase price of $21.5 million (before closing costs and prorations). 604 Arizona is an approximately 44,000-square-foot project that is fully leased to Google, Inc. through July 31, 2012.

On August 18, 2011, the Company completed the acquisition of 275 Brannan Street in San Francisco, for a total gross purchase price of $12.25 million (before closing costs and prorations). Adjacent to the Company’s 625 Second Street property, 275 Brannan Street is a three-story, brick-and-timber building containing approximately 50,000 square feet. Constructed in 1905, the building underwent a partial renovation in 2002. 275 Brannan is currently vacant, and the Company intends to perform a substantial renovation of the property and to market the property to tenants looking for open, creative office space.

On September 9, 2011, the Company completed the acquisition of 625 Second Street in San Francisco, for a total gross purchase price of $56.4 million (before closing costs and prorations), including the assumption of an existing $33.7 million loan. 625 Second Street is an approximately 136,906 square foot office property located in San Francisco’s South of Market submarket. The property is fully leased to multiple tenants, with an average remaining lease term of approximately five years. The $33.7 million, ten-year loan bears interest at a fixed annual rate of 5.85% and matures on February 1, 2014.

On July 1, 2011, the Company executed a purchase agreement to acquire 6922 Hollywood Boulevard in Hollywood, for a total gross purchase price of $92.5 million (before closing costs and prorations), including the assumption of an existing $42.0 million loan. 6922 Hollywood is an approximately 205,522-square-foot project comprising approximately 171,828 square feet of office space and approximately 33,694 square feet of ground-floor retail space. The property is fully leased to multiple tenants, with an average remaining lease term of approximately seven years. The transaction is subject to the completion of various closing conditions, including the assumption of the loan. The $42.0 million loan bears interest at a fixed annual rate of 5.5775%, with 30-year amortization, and matures in January 2015. The Company expects to close this acquisition imminently.

Financings

On September 1, 2011, the Company fully repaid a $43.0 million mortgage loan secured by the Company’s First Financial Plaza property in Encino, which bore interest at an annual rate of 5.34% and was scheduled to mature on December 1, 2011. The Company is currently in the process of securing a new $43.0 million mortgage loan to be secured by First Financial Plaza, which it expects to close in November 2011.

Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the third quarter of 2011. Both dividends were paid on September 30, 2011 to stockholders of record on September 20, 2011.

2011 Outlook

The Company today revised its full-year 2011 FFO guidance to a range of $1.06 to $1.08 per diluted share (excluding acquisition-related expenses). The Company’s previously announced guidance of $0.99 to $1.04 included the now completed acquisition of 625 Second Street, but did not reflect the impact of the other recently completed acquisitions of 604 Arizona and 275 Brannan Street, nor the anticipated acquisition of 6922 Hollywood Boulevard, which the Company expects to close imminently. The previous guidance also did not reflect the early repayment of the $43.0 million mortgage loan secured by First Financial Plaza, nor a new $43.0 million loan which the Company is in the process of securing for that property, as described above. The revised guidance now includes all recently completed acquisitions, the anticipated acquisition of 6922 Hollywood Boulevard (excluding acquisition-related expenses), and the refinancing of the $43.0 million of indebtedness secured by First Financial Plaza. This guidance also reflects the Company’s FFO for the nine months ended September 30, 2011 of $0.83 per diluted share (excluding acquisition-related expenses). The Company estimates that fourth quarter 2011 acquisition-related expenses will be $0.02 per diluted share. The full-year 2011 FFO estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this release, but otherwise exclude any impact from future acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity, or similar matters.

Supplemental Information

Supplemental financial information regarding the Company’s third quarter 2011 results may be found in the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will host a conference call at 1:30 p.m. PST / 4:30 p.m. EST on Monday, November 7, 2011, to discuss results for the third quarter of 2011. To participate in the event by telephone, please dial (877) 941-1427 five to ten minutes prior to the start time (to allow time for registration) and use conference ID 4474753. International callers should dial (480) 629-9664 and use the same conference ID number. A digital replay of the conference call will be available beginning November 7, 2011, at 4:30 p.m. PST / 7:30 p.m. EST, through November 14, 2011, at 8:59 p.m. PST / 11:59 p.m. EST. To access the replay, dial (877) 870-5176 (U.S.), and use conference ID 4474753. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. To listen to the live webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company’s Web site.

Use of Non-GAAP Information

We calculate funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. We use FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company’s strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets including Los Angeles, Orange County, San Diego, San Francisco, Silicon Valley and the East Bay. The Company’s portfolio consists of approximately 4.2 million square feet. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust, or REIT, for federal income tax purposes, commencing with the taxable year ended December 31, 2010. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices. For additional information, visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s final prospectus filed on April 27, 2011, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 24, 2011, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.
Mark Lammas
Chief Financial Officer
(310) 445-5700

or

Investor / Media Contact:

Addo Communications, Inc.
Andrew Blazier
(310) 829-5400
andrewb@addocommunications.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (Unaudited, in thousands, except share data)

	September 30, 2011	December 31, 2010
ASSETS
REAL ESTATE ASSETS
Land	$349,783	329,231
Building and improvements	529,375	468,711
Tenant improvements	59,657	47,478
Furniture and fixtures	11,475	11,411
Property under development	8,218	7,904
Total real estate held for investment	958,508	864,735
Accumulated depreciation and amortization	(46,235)	(27,113)
Investment in real estate, net	912,273	837,622
Cash and cash equivalents	20,715	48,875
Restricted cash	9,624	4,121
Accounts receivable, net	10,758	4,478
Straight-line rent receivables	8,950	6,703
Deferred leasing costs and lease intangibles, net	78,943	86,385
Deferred finance costs, net	4,892	3,211
Interest rate contracts	202	—
Goodwill	8,754	8,754
Prepaid expenses and other assets	9,239	4,416
TOTAL ASSETS	1,064,350	1,004,565

LIABILITIES AND EQUITY
Notes payable	$298,672	342,060
Accounts payable and accrued liabilities	18,753	11,507
Below-market leases	19,293	20,983
Security deposits	5,703	5,052
Prepaid rent	12,470	10,559
Interest rate contracts	—	71
TOTAL LIABILITIES	354,891	390,232

6.25% series A cumulative redeemable preferred units of the Operating Partnership	12,475	12,475
Redeemable non-controlling interest in consolidated real estate entity	—	40,328

EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% series B cumulative redeemable preferred stock, $25.00 liquidation preference, 3,500,000 shares outstanding at September 30, 2011 and December 31, 2010, respectively	87,500	87,500
Common Stock, $0.01 par value 490,000,000 authorized, 33,572,454 outstanding at September 30, 2011 and 22,436,950 outstanding at December 31, 2010, respectively	336	224
Additional paid-in capital	556,650	411,598
Accumulated other comprehensive (deficit) income	(847)	6
Accumulated deficit	(10,588)	(3,482)
Total Hudson Pacific Properties, Inc. stockholders’ equity	633,051	495,846
Non-controlling common units in the Operating Partnership	63,933	65,684
TOTAL EQUITY	696,984	561,530
TOTAL LIABILITIES AND EQUITY	$1,064,350	1,004,565

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues
Office
Rental	$18,950	$6,521	$54,285	$12,786
Tenant recoveries	7,437	1,001	19,584	1,915
Other	349	97	2,535	125
Total office revenues	26,736	7,619	76,404	14,826

Media & entertainment
Rental	5,188	5,246	16,260	15,453
Tenant recoveries	402	363	1,261	1,179
Other property-related revenue	4,579	4,194	11,092	7,996
Other	12	83	111	96
Total media & entertainment revenues	10,181	9,886	28,724	24,724

Total revenues	36,917	17,505	105,128	39,550

Operating expenses
Office operating expenses	12,785	2,822	32,592	5,650
Media & entertainment operating expenses	6,123	5,959	17,073	15,194
General and administrative	2,844	2,379	9,052	2,379
Depreciation and amortization	11,036	4,317	33,023	9,985
Total operating expenses	32,788	15,477	91,740	33,208

Income from operations	4,129	2,028	13,388	6,342

Other expense (income)
Interest expense	4,073	1,784	13,245	6,196
Interest income	(36)	(31)	(67)	(37)
Unrealized (gain) on interest rate contracts	—	—	—	(347)
Acquisition-related expenses	762	256	762	2,689
Other expenses (income)	133	(8)	368	(8)
	4,932	2,001	14,308	8,493

Net (loss) income	$(803)	$27	$(920)	$(2,151)
Less: Net income attributable to preferred stock and units	(2,027)	(195)	(6,081)	(199)
Less: Net income attributable to restricted shares	(53)	(25)	(177)	(25)
Less: Net loss (income) attributable to non-controlling interest in consolidated real estate entities	—	—	(803)	32
Add: Net loss attributable to common units in the Operating Partnership	211	21	698	277
Net loss attributable to Hudson Pacific Properties, Inc. shareholders’ / controlling members’ equity	$(2,672)	$(172)	$(7,283)	$(2,066)
Net loss attributable to shareholders’ per share - basic and diluted	$(0.08)	$(0.01)	$(0.26)	$—
Weighted average shares of common stock outstanding - basic and diluted	33,146,334	21,946,508	28,126,546	—
Dividends declared per common share	$0.125	$0.0971	$0.375	$—

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended
	2011	2010	September 30, 2011
Reconciliation of net loss to Funds From Operations (FFO):
Net (loss) income	$(803)	$27	$(920)
Adjustments:
Depreciation and amortization of real estate assets	11,036	4,317	33,023
Less: Net loss (income) attributable to non-controlling interest in consolidated real estate entities	—	—	(803)
Less: Net income attributable to preferred stock and units	(2,027)	(195)	(6,081)
FFO to common shareholders and unit holders	$8,206	$4,149	$25,219
Specified items impacting FFO:
Acquisition-related expenses	762	256	762
FFO (after specified items) to common shareholders and unit holders	$8,968	$4,405	$25,981

Weighted average common shares/units outstanding - diluted	36,183	24,823	31,210
FFO per common share/unit - diluted	0.23	0.17	0.81
FFO (after specified items) per common share/unit - diluted	0.25	0.18	0.83